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                                                                     EXHIBIT 5.1


                                  July 6, 2001



Cyber-Care, Inc.
2500 Quantum Lakes Drive
Boynton Beach, FL 33426

Re:   Cyber-Care, Inc.
      Registration Statement on Form S-8/A

Gentlemen:

      We have represented Cyber-Care, Inc., a Florida corporation ("Company"), in connection with the preparation of an amendment to the registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to an additional 100,000 shares ("Shares") of the Company's common stock, par value $.0025 per share ("Common Stock") issued pursuant Cyber-Care, Inc. 1999 Employee Stock Purchase Plan (the "Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                  Very truly yours,

                  /s/ Brewer & Pritchard, P.C.

                  BREWER & PRITCHARD, P.C.


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